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Exhibit 5.1

May 2, 2003

DOT HILL SYSTEMS CORP.
6305 El Camino Real
Carlsbad, California 92009

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by DOT HILL SYSTEMS CORP., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of six million four hundred eighty-three thousand (6,483,000) shares of the Company's Common Stock, $0.001 par value (the "Shares"), comprised of (i) 1,550,000 shares of Common Stock sold by Benjamin Monderer to certain investors in a private sale on March 13, 2003, (ii) 4,750,00 shares of Common Stock sold to certain investors by the Company in a private placement on March 14, 2003 and (iii) 183,000 shares (the "Warrant Shares") of Common Stock issuable upon the exercise of a warrant (the "Warrant") issued to the Company's placement agent in connection with the private placement on March 14, 2003.

        In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus (the "Prospectus"), the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable, and the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
COOLEY GODWARD LLP
/s/ THOMAS A. COLL Thomas A. Coll

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  Exhibit 5.1